Exhibit 99.1

Contacts:
Brian W. Poff	Scott Brittain
Executive Vice President, Chief Financial Officer	Corporate Communications, Inc.
(615) 324-7308
Addus HomeCare Corporation	scott.brittain@cci-ir.com
(630) 296-3400
investorrelations@addus.com

ADDUS HOMECARE ANNOUNCES SECOND-QUARTER 2016 RESULTS

Net service revenues increase 17.6% year over year to $100.9 million

GAAP diluted EPS of $0.23

Adjusted diluted EPS of $0.31

Downers Grove, Illinois (August 1, 2016) – Addus HomeCare Corporation (NASDAQ: ADUS), a comprehensive provider of personal care services primarily provided in the home and focused on the dual eligible population, today announced its financial results for the second quarter and six months ended June 30, 2016.

For the second quarter, net service revenues were $100.9 million, a 17.6% increase from $85.8 million for the second quarter of 2015. Net income was $2.6 million, or $0.23 per diluted share, for the second quarter of 2016 compared with $3.3 million, or $0.29 per diluted share, for the second quarter last year. Adjusted net income per diluted share was $0.31 for the second quarter of 2016 compared with $0.32 for the second quarter of 2015. Adjusted net income per diluted share for the second quarter of 2016 excludes senior management severance costs of $0.04, stock-based compensation expense of $0.03 and restructure charges of $0.01 related to process improvement and expense reduction initiatives launched in the first quarter. For the second quarter last year, adjusted net income per diluted share excludes stock-based compensation expense of $0.02 and M&A expenses of $0.01. (See page 7 for a reconciliation of all non-GAAP and GAAP financial measures.)

For the first six months of 2016, net service revenues increased 15.4% to $193.5 million from $167.7 million for the first half of 2015. Net income was $2.8 million, or $0.25 per diluted share, for the first six months of 2016 compared with $5.4 million, or $0.48 per diluted share, for the same prior-year period. Adjusted net income per diluted share was $0.61 for the first half of 2016, up 10.9% from $0.55 for the first six months of 2015.

“We are pleased with the Company’s operating and financial performance for the second quarter,” commented Dirk Allison, President and Chief Executive Officer of Addus. “Our 17.6% revenue growth took us above milestone quarterly revenues of $100 million for the first time. Excluding revenues for the previously announced closed locations, adjusted net service revenues increased 21.5% for the second quarter of 2016 from the second quarter last year, driven by both an increase in same store sales of 4.0% and the first-quarter acquisition of South Shore. Billable hours per day increased 16.3% for the latest quarter compared with the second quarter of 2015, while revenues per billable hour increased 1.2%. Compared with the first quarter of 2016, billable hours per day increased 8.9%.

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ADUS Reports Second-Quarter 2016 Results

August 1, 2016

“We have made substantial progress on our process improvement and expense reduction initiatives launched in the first quarter. We continue to expect that these initiatives will produce aggregate annualized cost savings of over $4.1 million. We achieved some initial savings in the second quarter and expect to produce a material level of savings in the second half of 2016. We also expect further savings in the second half of 2016 as our provision for doubtful accounts returns to a more normal range of approximately 1.0% to 1.2% of revenue compared with 1.8% for the second quarter.”

Due to potential leasing activity, the Company has delayed the Contact Center write-off of $2.3 million that, as mentioned in the first-quarter earnings call, was expected during the second quarter. This write-off could be taken in the third quarter if this activity is not completed as currently expected.

Mr. Allison concluded, “As previously discussed, after focusing during the first half of 2016 on the most pressing issues addressed by our process improvement and expense reduction initiatives, we have now shifted our primary focus in the second half of the year to refining and implementing our organic and acquisition growth strategies. We remain confident of the underlying industry dynamics that support the long-term growth of the personal care service industry, as well as the opportunities we have as a scaled industry leader to gain market share in a highly fragmented industry. We believe we are executing well in preparing our infrastructure for future growth. We are fully committed to expanding our business through the delivery of high quality, cost-effective care to our consumers, and in so doing, to producing long-term profitable growth and increased shareholder value.”

Addus completed the second quarter with $8.2 million in cash, $42.5 million of debt and $46.4 million of availability under its revolving credit facility. Net cash used in operating activities was $12.3 million for the second quarter of 2016, compared with net cash provided by operations of $35.9 million for the second quarter of 2015. Due to recent legislation, Addus expects that its $67.9 million account receivable with the state of Illinois, related to services the Company provides the state’s non-Medicaid consumers, will be brought current during the third quarter, although no assurances can be given that this action will occur. The Company also expects to receive over $1.0 million in prompt payment interest for these past due amounts.

Non-GAAP Financial Measures

The information provided in this release includes adjusted net income per diluted share, adjusted EBITDA and adjusted net service revenues, which are non-GAAP financial measures. The Company defines adjusted net income per diluted share as net income per diluted share, adjusted for M&A expenses, stock-based compensation expense, restructure charges and severance and other costs. The Company defines adjusted EBITDA as net income before interest expense, taxes, depreciation, amortization, M&A expenses, stock-based compensation expense, restructure charges and severance and other costs. The Company defines adjusted net service revenues as net service revenues adjusted for the closure of certain sites. The Company has provided, in the financial statement tables included in this press release, a reconciliation of adjusted net income per diluted share to net income per diluted share, a reconciliation of adjusted EBITDA to net income and a reconciliation of adjusted net service revenues to net service revenues, in each case, the most directly comparable GAAP measure. Management believes that adjusted net income per diluted share, adjusted EBITDA and adjusted net service revenues are useful to investors, management and others in evaluating the Company’s operating performance, to provide investors with insight and consistency in the Company’s financial reporting and to present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

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ADUS Reports Second-Quarter 2016 Results

August 1, 2016

Conference Call

Addus will host a conference call on Tuesday, August 2, 2016, beginning at 9:00 a.m. Eastern time. The toll-free dial-in number is (877) 930-8289 (international dial-in number is (253) 336-8714), pass code 23328455. A telephonic replay of the conference call will be available through midnight on August 16, 2016, by dialing (855) 859-2056 (international dial-in number is (404) 537-3406) and entering pass code 23328455.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, anticipated transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2016, which is available at www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. (Unaudited tables and notes follow).

About Addus

Addus is a provider of comprehensive home and community based personal care services, which are primarily provided in the home and focused on the dual eligible population. Addus’ services provide assistance with activities of daily living and adult day care. Addus’ consumers are primarily persons who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. At June 30, 2016, Addus provided personal care services to approximately 34,000 consumers through 121 locations across 24 states. For more information, please visit www.addus.com.

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ADUS Reports Second-Quarter 2016 Results

August 1, 2016

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(amounts and shares in thousands, except per share data)

(Unaudited)

Income Statement Information:	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Net service revenues	$100,927	$85,809	$193,529	$167,724
Cost of service revenues	75,232	62,127	143,515	122,116

Gross profit	25,695	23,682	50,014	45,608
	25.5%	27.6%	25.8%	27.2%
General and administrative expenses	19,557	17,423	41,746	34,576
Depreciation and amortization	1,744	1,161	3,222	2,307

Total operating expenses	21,301	18,584	44,968	36,883

Operating income from continuing operations	4,394	5,098	5,046	8,725

Total interest expense, net	663	169	1,082	342

Income before income taxes	3,731	4,929	3,964	8,383
Income tax expense	1,131	1,676	1,207	2,968

Net income	$2,600	$3,253	$2,757	$5,415

Net income per diluted share	$0.23	$0.29	$0.25	$0.48

Weighted average number of common shares outstanding:
Diluted	11,385	11,212	11,217	11,188

Cash Flow Information:	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Net cash (used in) provided by operating activities	$(12,306)	$35,948	$(18,265)	$35,044
Net cash (used in) investing activities	(369)	(554)	(21,160)	(5,157)
Net cash (used in) provided by financing activities	11,835	(766)	43,561	(1,226)

Net change in cash	(840)	34,628	4,136	28,661
Cash at the beginning of the period	9,080	7,396	4,104	13,363

Cash at the end of the period	$8,240	$42,024	$8,240	$42,024

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ADUS Reports Second-Quarter 2016 Results

August 1, 2016

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,
	2016	2015

Assets

Current assets
Cash	$8,240	$42,024
Accounts receivable, net	121,124	47,063
Prepaid expenses and other current assets	4,520	4,249
Deferred tax assets	8,640	8,508

Total current assets	142,524	101,844

Property and equipment, net	7,634	8,062

Other assets
Goodwill	73,891	66,002
Intangible assets, net	17,953	10,946
Investment in joint venture	900	900
Other assets	—	261

Total other assets	92,744	78,109

Total assets	$242,902	$188,015

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$4,590	$3,507
Accrued expenses	40,715	39,586
Current portion of long-term debt, net of debt issuance costs	2,286	1,091
Current portion of contingent earn-out obligation	—	920

Total current liabilities	47,591	45,104

Long-term debt, less current portion, net of debt issuance costs	40,178	2,440
Contingent earn-out obligation, less current portion	—	200
Deferred tax liability	6,815	5,845

Total long-term liabilities	46,993	8,485

Total liabilities	94,584	53,589

Total stockholders’ equity	148,318	134,426

Total liabilities and stockholders’ equity	$242,902	$188,015

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ADUS Reports Second-Quarter 2016 Results

August 1, 2016

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Key Statistical and Financial Data

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
General:

Adjusted EBITDA (in thousands)(1)	$7,501	$6,883	$14,154	$12,283
States served at period end	—	—	24	21
Locations at period end	—	—	121	127
Employees at period end	—	—	22,385	19,067

Home & Community:

Average billable census - same store(2)	32,892	32,487	32,618	32,217
Average billable census - acquisitions(3)	1,274	728	1,075	791
Average billable census total	34,166	33,215	33,693	33,008
Billable hours (in thousands)	5,829	5,011	11,182	9,766
Average billable hours per census per month	56.9	50.3	55.3	49.3
Billable hours per business day	91,071	78,302	87,360	76,896
Revenues per billable hour	$17.32	$17.12	$17.31	$17.17

Percentage of Revenues by Payor:

State, local and other governmental programs	72.2%	77.7%	72.7%	77.7%
Managed care organizations	24.3	18.1	23.7	18.1
Private duty	2.5	3.2	2.6	3.2
Commercial	1.0%	1.0%	1.0%	1.0%

(1)	We define Adjusted EBITDA as net income before interest expense, taxes, depreciation, amortization, M&A expenses, stock-based compensation expense, restructure charges and severance and other costs. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(2)	Exited sites would have reduced same store census for the three months ended June 30, 2015 by 959.
(3)	The average billable census in acquisitions of 2,914 for the three months ended June 30, 2015 was reclassified to average billable census - same stores for comparability purposes. The average billable census for the three months ended June 30, 2016 was prorated for the date of the acquisition.

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ADUS Reports Second-Quarter 2016 Results

August 1, 2016

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of Adjusted EBITDA to Net Income:(1)

Net income	$2,600	$3,253	$2,757	$5,415

Interest expense, net	663	169	1,082	341
Income tax expense	1,131	1,676	1,207	2,969
Depreciation and amortization	1,744	1,161	3,222	2,307
M&A expenses	45	209	741	501
Stock-based compensation expense	483	415	819	750
Restructure charges	242	—	1,554	—
Severance and other costs	593	—	2,772	—

Adjusted EBITDA	$7,501	$6,883	$14,154	$12,283

Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share:(2)

Net income per diluted share	$0.23	$0.29	$0.25	$0.48

M&A expenses per diluted share	—	0.01	0.04	0.03
Restructure charges per diluted share	0.01	—	0.10	—
Severance and other costs per diluted share	0.04	—	0.17	—
Stock-based compensation expense per diluted share	0.03	0.02	0.05	0.04

Adjusted net income diluted share	$0.31	$0.32	$0.61	$0.55

Reconciliation of Net Service Revenues to Adjusted Net Service Revenues:(3)

Net service revenues	$100,927	$85,809	$193,529	$167,724

Revenues associated with the closure of certain sites	(252)	(2,926)	(496)	(7,013)

Adjusted net service revenues	$100,675	$82,883	$193,033	$160,711

(1)	We define Adjusted EBITDA as net income before interest expense, taxes, depreciation, amortization, M&A expenses, stock-based compensation expense, restructure charges and severance and other costs. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(2)	We define Adjusted net income per diluted share as net income per diluted share, adjusted for M&A expenses, stock-based compensation expense, restructure charges and severance and other costs. Adjusted net income per diluted share is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(3)	We define Adjusted net service revenues as net service revenues adjusted for the closure of certain sites. Adjusted net service revenues is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net service revenues or any other measure of financial performance calculated in accordance with GAAP.

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